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                                  EXHIBIT 23e(2)

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                                AMENDMENT TO THE

                            SELECTED DEALER AGREEMENT

                            FOR DOMINION FUNDS, INC.
                      (Dominion Insight Growth Fund Series)

         The Selected Dealer Agreement (the "Agreement"), by and between Northstar Securities, Inc., a Texas corporation (the "Distributor"), and the undersigned Selected Dealer regarding the registered investment company known as "Dominion Insight Growth Fund" (the "Fund") is hereby amended as follows:

The Fund and the Distributor have waived the applicable sales charge on all sales of the Fund's shares that occur on or after April 1, 1999. Shares of the Fund will thereafter be sold at a public offering price equal to net asset value per share, without a sales charge. The Fund and the Distributor reserve the right to reinstate the sales load at any time by means of a supplement to the Fund's current prospectus to that effect.


                                          NORTHSTAR SECURITIES, INC.


DATE:____________                   By:__________________________________
                                                President


         The undersigned acknowledges the foregoing, and acknowledges receipt of a supplement to the prospectuses to that effect for use in connection with offers and sales of the Fund.


                                       __________________________________
                                                Dealer's Name


DATE:____________                   By:__________________________________
                                                Signature


                                       __________________________________
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